Exhibit 4.9

AMENDMENT NO. 1 TO SECTION 382 RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is made and entered into as of December 27, 2022, by and between Gogo Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined herein have the respective meanings ascribed to those terms in the Rights Agreement (as defined below).

WHEREAS, the parties to this Amendment previously entered into the Section 382 Rights Agreement, dated as of September 23, 2020 (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Close of Business on the tenth day following the Stock Acquisition Date (or, if the tenth day following the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), the Company may from time to time, and the Rights Agent shall if the Company so directs in writing, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any change to or delete any provision in the Rights Agreement or to adopt any other provisions with respect to the Rights which the Company may deem necessary or desirable; and

WHEREAS, the parties to this Amendment now desire to amend the Rights Agreement in accordance with the terms and conditions set forth herein and therein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as set forth herein:

Section 1.1
Amendments.
(a)
Section 3.1 of the Rights Agreement is hereby amended and restated as follows:

“Until the earlier of (i) the Close of Business on the thirtieth day after the Stock Acquisition Date (or, in the event that the Board of Directors determines on or before such thirtieth day to effect an exchange in accordance with Section 24 and determines that a later date is advisable, such later date) and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such benefit plan or any Exempt Person) of a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of (i) or (ii) being herein referred to as the “Distribution Date”) (provided, that if such tender or exchange offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender or exchange offer), (A) the Rights will be evidenced by the certificates (or other evidence of book-entry or other uncertificated ownership) for shares of Common Stock registered in the names of the holders thereof (which shall also be deemed to be Right Certificates) and not by separate Right Certificates (provided, that each certificate (or other evidence of book-entry or other uncertificated ownership) representing shares of Common Stock outstanding as of the Close of Business on the Record Date evidencing the Rights shall be deemed to incorporate by reference the terms of this Agreement, as amended from time to time), and (B) the right to receive Right Certificates will be transferable only in connection with the transfer of the underlying shares of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, at the expense of the Company and upon receipt of all relevant information, send) by first-class, postage-prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of any Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, substantially in the form of Exhibit B hereto, evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein; provided, that the Rights may instead be recorded in book-entry or other uncertificated form, in which case such book-entries or other evidence of ownership shall be deemed to be Right Certificates for all purposes of this Agreement; provided, further, that all procedures relating to actions to be taken or information to be provided with respect to such Rights recorded in book-entry or other uncertificated forms, and all requirements with respect to the form of any Right Certificate set forth in this Agreement, may be modified as necessary or appropriate to reflect book-entry or other uncertificated ownership. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

(b)
Section 25.2 of the Rights Agreement is hereby amended and restated as follows:

“The Company shall, as soon as practicable after a Stock Acquisition Date (or after the date of any Board of Directors determination pursuant to the third paragraph of Section 1.1), give to the Rights Agent and each holder of a Right Certificate, in accordance with Section 26, a notice that describes the transaction in which a Person became an Acquiring Person and the consequences of the transaction to holders of Rights under Section 11.1.2.”

(c)
Section 26 of the Rights Agreement is hereby amended and restated as follows:

“Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if in writing and when sent by overnight delivery service or first-class mail, postage prepaid, properly addressed (until another address is filed in writing with the Rights Agent) as follows:

Gogo Inc.
105 Edgeview Dr., Suite 300

Broomfield, CO 80021
Attention: Crystal Gordon, EVP and General Counsel

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: William D. Regner

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be deemed given upon receipt and shall be sufficiently given or made if in writing when sent by overnight delivery service or registered or certified mail properly addressed (until another address is filed in writing with the Company) as follows:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Client Services

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if in writing, when sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.”

Section 1.2
Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Rights Agreement are and will remain in full force and effect. Nothing in this Amendment shall be construed to modify any provision of the Rights Agreement other than as specifically set forth herein.
Section 1.3
Miscellaneous. The provisions of Sections 28 (Successors), 29 (Benefits of this Agreement), 30 (Severability), 31 (Governing Law), 32 (Counterparts), 33 (Descriptive Headings and Construction) and 34 (Administration) of the Rights Agreement are hereby incorporated into this Amendment, mutatis mutandis.

[Remainder of page left intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the day and year first above written.

GOGO INC.

By /s/ Crystal L. Gordon
Name: Crystal L. Gordon
Title: EVP and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By /s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management

[Signature Page to Amendment No. 1 to Section 382 Rights Agreement]